UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2016

BroadSoft, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34777	52-2130962
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

(Address of principal executive offices)

(301) 977-9440

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On February 5, 2016, the Board of Directors of BroadSoft, Inc. (the “Company”) appointed Dennis D. Dourgarian as Vice President of Finance and Administration and Chief Accounting Officer of the Company effective as of February 1, 2016. In this role, Mr. Dourgarian will act as the principal accounting officer of the Company.

Mr. Dourgarian, age 40, has held numerous financial positions with the Company since 2003, most recently as Vice President, Worldwide Controller and Treasurer since November 2012. In addition, Mr. Dourgarian served as the Company’s Vice President, Revenue and Finance Planning from July 2009 to November 2012.

Mr. Dourgarian will participate in the Company’s 2016 bonus plan to be adopted by the Compensation Committee of the Board of Directors, and in connection with his promotion, on February 5, 2016, the Company granted Mr. Dourgarian 17,500 restricted stock units (“RSUs”) pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan. The RSUs vest in equal quarterly installments over three years from the vesting commencement date, with 1/12th of the shares represented by such RSU (rounded down to the nearest whole share) vesting on each quarterly anniversary of the vesting commencement date, subject to Mr. Dourgarian’s continuous service as of each such vesting date.

There are no arrangements or understandings between Mr. Dourgarian and any other persons pursuant to which he was selected as Chief Accounting Officer. There are no family relationships between Mr. Dourgarian and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2016	BROADSOFT, INC.

	By:	/s/ Mary Ellen Seravalli
	Name:	Mary Ellen Seravalli
	Title:	Vice President and General Counsel